Exhibit 99.1

Power Medical Interventions, Inc. Announces Executive Changes

LANGHORNE, Pa., March 20, 2008 (PRIME NEWSWIRE) — Power Medical Interventions(r), Inc. (Nasdaq:PMII), a leader in developing and commercializing Intelligent Surgical Instruments(tm), announced today that Mr. Alex T. Bourdon has resigned from his position as Chief Operations Officer to pursue other interests. In addition, the Company announced the hiring of Mr. Michael Fard as Vice President of Operations.

Mr. Fard will assume the operations responsibilities for the company. In this role, Mr. Fard will report directly to Michael Whitman, President and Chief Executive Officer. Mr. Fard is joining Power Medical Interventions from MicroAire(r) Surgical Instruments, where he most recently held the position of Vice President of New Product Development and prior to that was Vice President of Engineering and Operations. MicroAire is a leading manufacturer of powered orthopedic instruments. Mr. Fard’s experience in bringing battery powered surgical instruments to the market ideally suits him for a leadership role in advancing Power Medical Interventions’ suite of Intelligent Surgical Instruments. Mr. Fard is experienced in working in an entrepreneurial environment and has multidisciplinary experience in manufacturing, product development, quality assurance, production management, production planning, and operations. He gained this experience through increasing levels of responsibility at both Baxter International and American Hospital Supply.

Power Medical Interventions also announced that it believes it has resolved the previously disclosed technical hurdles for the i60 Intelligent Surgical Instrument green reload and now expects the i60 green reloads will begin to ship in April 2008. In addition, in an ongoing effort to improve its operating efficiencies and reduce its cash burn rate, the Company will reduce its sales, general and administrative expenses through reduced headcount and other budgetary adjustments.

Michael Whitman, President and Chief Executive Officer, commented, “We continue to receive positive feedback from surgeons, and the placement trend for the i60 Intelligent Surgical Instrument remains strong. As is often unavoidable with new technology development, the launch of our green reloads was delayed and this affected our rate of market penetration. In addition we have re-aligned our sales force and are concentrating their efforts on those hospitals and surgeon customers which represents the highest market penetration opportunity for the Company. The placement trends lead us to believe that a more targeted approach to penetrating the marketplace will result in the best use of the Company’s resources.”

Mr. Whitman continued, “Our strategy continues to reflect strong initial market interest in the i60 and iDrive instruments. We remain confident in the significant market acceptance potential for the i60, the iDrive and the other iSeries products we intend to launch throughout 2008.”

About Power Medical Interventions, Inc.:

Power Medical Interventions(r), Inc. is a pioneer in the design, development and manufacturing of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments(tm) enable less invasive surgical techniques to benefit surgeons, patients, hospitals and healthcare networks. The company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions(r), Inc. and its products, please visit www.pmi2.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as well as the following: we have a limited operating history and have sustained net losses in each year since our inception, which are likely to continue at least through 2008 as we continue to invest in the development of our business; we must increase our sales significantly in order to become profitable and are dependent in doing so on the success of our SurgASSIST platform and in particular of our newly released i60 and iDrive next generation products; we cannot be certain that our SurgASSIST platform will achieve the broad market acceptance necessary to develop a sustainable and profitable business; to successfully implement our business strategy, we will be required to develop and release new products and to enhance our existing products on a timely basis, and in the past, we have experienced delays in releasing new products and any future product development delays could adversely affect our results of operations; we have limited manufacturing experience and have encountered significant manufacturing difficulties in the recent past, and we may not be able to increase our production to provide an adequate supply of our products to customers; in order to achieve and sustain profitability, we must substantially improve our gross margins, and we cannot assure you that we will be able to achieve sufficient cost reductions in the manufacture of our products to achieve profitability; and we need to make significant improvements in our regulatory compliance operations and in our internal control over financial reporting as well as other improvements to our management, finance, technical and regulatory personnel, systems and facilities in order to support our expected growth.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CONTACT:	Power Medical Interventions(r), Inc.
John P. Gandolfo, Chief Financial Officer
267-775-8100

FD
Evan Smith, CFA
212-850-5606